Exhibit 99.1


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                                  NYMAGIC, INC.
                           Moderator: George Trumbull
                                  May 13, 2004
                                   9:00 am CT


Operator:         Good morning. My name is April, and I will be your conference facilitator today. At this time I would like to welcome everyone to the NYMAGIC, Inc. first quarter 2004 earnings conference call.

                  All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period. If you would like to ask a question during that time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star then the number 2.

                  Any forward-looking statements concerning the company's operations, economic performance, and financial condition contained herein, including statements related to the outlook for the company's performance in 2004 and beyond are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the company.

                  Some of these assumptions may not materialize, and unanticipated events may occur, which could cause actual results to differ materially from such


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                  statements. These include but are not limited to the cyclical nature of insurance and reinsurance industry, premium rates, the estimation of loss reserves and loss reserve development, the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001, the occurrence of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance recoverables, the availability and cost of reinsurance, changes in the ratings assigned to the company by rating agencies, and other risks and uncertainties as included in the company's filings with the Securities and Exchange Commission. These risks could cause actual results for the 2004 year and beyond to differ materially from those expressed in any forward-looking statements made. The company undertakes no obligation to update publicly or revise any forward-looking statements made.

                  I will now turn the call over to George Trumbull. Please go ahead, sir.

George Trumbull:  Thank you, April, and good morning, everyone. This is George
                  Trumbull. I'm Chairman and Chief Executive of New York Magic.

                  With me here today are William "Skip" Shaw, the Vice Chairman, George Kallop, the Chief Operating Officer, Tom Iacopelli, the Chief Financial Officer, and Paul Hart, our General Counsel. I'll make a few opening comments, and then we'll open the floor for questions, and we'd welcome any questions you have.

                  Overall we're satisfied with the first quarter results. They reflect good progress on growing our business with gross written premiums up by 26% ex aviation and net written premiums up by 42% because of that good growth and because of increased retention.


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                  Earnings were up over the first quarter of 2003 reflecting some positive impact from increased investment income and the negative of one large ocean marine loss.

                  Our combined ratio, our loss ratio and expense ratios, were all up from 2003. Without the large ocean marine loss the loss ratio would have been 56%, and our combined ratio even with the higher expense ratio would have been just under 100%.

                  The higher expense ratio reflects two things: one, the addition of 10 people mostly in underwriting to drive business growth - and we expect that this additional staff will have an impact on premium growth in subsequent quarters - and second, some increased legal expenses related to some settlement discussions. The benefit of those settlements shows up in the other income line. If we take the additional legal expenses out, our total expenses are very close to our internal budget for the first quarter.

                  Investment income, while up over the first quarter of '03, was lower than the fourth quarter of '03. That number reflects the short duration of our fixed income portfolio. And we expect to move some of that money during the year and to get a boost in investment income.

                  Hedge fund returns were good for the quarter. We have no large unrealized losses in our portfolio given our strategy, which we view as a real plus. And we are very well positioned to take advantage of the recent rate moves with positive impact on investment income in subsequent quarters.

                  With that, I'll stop my opening comments, and we'd be happy to answer any of your questions.


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Operator:         At this time I would like to remind everyone in order to ask question press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                  Your first question comes from the line of Jason Busell with KBW.

George Trumbull:  Good morning, Jason.

Jason Busell:     Good morning. I know that you mentioned in the Q that the
                  ocean marine loss was a marine liability. I was hoping you can maybe give a little more detail surrounding the loss, maybe what happened?

George Trumbull:  Okay.  I'll let Tom do that, Jason.

Tom Iacopelli:    Good morning, Jason. With respect to that one loss, two
                  vessels that collided and sank in the Mississippi river in February of 2004, which resulted in the loss of life of five people. We wrote an excess marine liability cover that resulted in an estimated net loss to the company of $2 million. This amount represents the maximum amount of our net retention for this policy under our reinsurance program.

                  The loss contributed approximately 8% to the overall loss ratio. And if we look at the ocean marine loss ratio individually, it contributed approximately 11%. If you look at it on an after tax basis, we're looking at a $1.3 million loss or roughly about 13 cents per share.

George Trumbull:  Let me make a couple of additional comments on that. One, these kinds of losses occasionally happen. It's the nature of our business. The last one was in 2002 when Hurricane Lily went through the Gulf and we had a $3 million loss. There is some volatility, and the fact that it happened in the first quarter


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                  magnified the impact. If it happened in the fourth quarter, it would have been spread obviously. We believe that the increase in retention from 1 million to 2 million, which we did in 2002, and then from 2 million to 4 million which we did this year will over the long-term generate more profitability for us.

Jason Busell:     Okay, you reserved that to the maximum limit. Do you think there's any chance that it could end up being redundant?

George Trumbull:  It's hard to tell. George Berg is, you know, a crusty old claims guy. We had five deaths. If he can settle five deaths for less than 2 million, God bless him. But my guess is that we're going to go to our maximum limit.

Jason Busell:     Okay. The other question I had for you - the new underwriters that you hired, what kind of classes of business are they going to be focusing on?

George Trumbull:  It's really some marine and specialty classes, some specialty lines outside of the marine area. On the marine side we hired two people on the cargo side and one senior marine underwriter. So there's a mix. But some of them certainly are on specialty lines. We think there's a real opportunity on the cargo side. We're seeing some good growth there. And we've added to that area and we think with positive impact.

Jason Busell:     That's separate from Southern Marine?

George Trumbull:  Yes, it is.

Jason Busell:     Okay.  Thank you.

George Trumbull:  You're welcome.


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Operator:         Your next question comes from the line of John Keefe with
                  Ferris, Baker Watts.

John Keefe:       Hi.  Good morning, gentlemen.

George Trumbull:  Hi, John.  How are you?

John Keefe:       I'm well. Thank you. George, you referred to that loss. I
                  guess you're insured was the supply ship, Lee III.

George Trumbull:  Yeah, our insured was the supply ship that got run over by the tanker unfortunately.

John Keefe:       Yeah, I was wondering, is there any potential for subrogation collections down the road somewhere from the tanker?

George Trumbull:  Hard to tell, John, at this point in time. They've had the marine hearing. There certainly is some culpability on both parties' parts. But I think it has to wind through the marine court before we know. But it's possible.

John Keefe:       Okay, separately I guess for Skip, could you talk a little bit, Skip about the current investment allocation, the kind of yields that you might expect on the various categories, and where you see that going over the next couple of quarters?

William Shaw:     Sure. In terms of allocation, in the operating subsidiaries we have about 20% of the portfolio invested in a diversified basket of market neutral events driven hedge funds where the returns have been competitive with the S&P, for example, but the volatility of the returns has been about one quarter of the volatility of the S&P. So that's a commitment that we will keep in force and


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                  periodically change the mix in the basket of funds. But we intend to keep about 20% of the investable assets in the operating subsidiaries in hedge funds.

                  We have no equities. The hedge funds were introduced into the equity space to replace equities. The reason again is because the returns are competitive with equities, but the volatility is considerably less.

                  The balance of the portfolio presently is allocated mostly to very, very short-term investments. The duration of the portfolio is substantially less than one. This move was intentional, as a result of our concerns over the prospects for increasing interest rates as we go through this year and next. And fortunately we were correct in that assessment. And although during the first quarter we have sacrificed some investment income, we have been able to preserve our book value. And as George indicated, we have no unrealized losses in the investment portfolio.

                  We have a small commitment to a CDO portfolio presently. Those are all floating rate and will not be adversely impacted by rising rates. We have a tiny smidgen of municipals. Again they're all floating rate and will not be impacted by rising rates. And we have a small portfolio of corporate bonds whose duration is about two.

                  The fixed income component is about 40% of the portfolio. Again presently it's all very, very short-term. Rates have backed up over 100 basis points since we moved the portfolio to short-term securities. And our intention is through the course of the year and next to gradually extend our duration. The timing is subject to economic events and Federal Reserve policy. But having saved ourselves 100 basis points, we feel very good about that. And as I say, as the economic landscape unfolds, we'll begin to extend duration.


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George Trumbull:  Does that answer your question, John?

John Keefe:       Well yeah, it does. Pretty good call, Skip, by the way,
                  preserving book value like that.

                  Can you talk to the hedge fund returns in the first quarter? Were they the equivalent of the S&P or a certain number of basis points above or below?

William Shaw:     The hedge fund returns in the first quarter were competitive with the S&P. If you carried it through the first four and a half months, the hedge fund returns were far superior to the S&P. And again, I want to emphasize, because it's something we really focus on, these returns are only a quarter as volatile as the S&P. In other words, the S&P returns are four times more volatile in the first quarter than the returns on the hedge fund basket.

John Keefe:       So if I hear this correctly, the absolute return unadjusted for volatility is about equal to the S&P in the first quarter but for the first 4-1/2 months was significantly better than the S&P?

William Shaw:     Yes. I characterize it as slightly less during the first
                  quarter but significantly better through the first 4-1/2 months.

John Keefe:       Very good.  Thank you, Skip.

George Trumbull:  Okay.  Anything else John?

Operator:         Your next question comes from the line of Bijan Moazami with
                  Friedman Billings Ramsey.


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Bijan Moazami:    Good morning, guys.

George Trumbull:  Hi Bijan, how are you?

Bijan Moazami:    Obviously you leverage your investment income and underwriting and during the quarter you raised $100 million and you took a significant amount of cash out of the subsidiaries' through dividends.

                  You're sitting on 50% cash as compared to your investment portfolio which obviously been a very, very good decision. But I'm trying to understand how much of the move we should have in the interest rate environment for you guys to put that money back to work because obviously it's going to have a significant impact on your earnings going forward.

William Shaw:     Again that's a question that can't be answered precisely.
                  Suffice it to say as rates continue to rise over the course -- at least our expectation would be over the course of the next
                  12 to 18 months - during that period we will redeploy the cash into longer duration.

                  And in fact we have begun that process.

Bijan Moazami:    Okay.

George Trumbull: In addition, the cash that we raised through the debt offering all been invested in a portfolio of hedge funds that are similar to the hedge funds used in the operating companies.

Bijan Moazami:    Got it. When I look at your insurance operations, you
                  obviously hired a number of people there. The other liability component of the premium is growing. Could you shed some light in terms of what is the composition of


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                  this new growth? Is it just like the D&O stuff that you guys are hiring people for? Is there any particular line of business that is growing faster in the other liability segment?

Tom Iacopelli:    This is Tom Iacopelli. It's really coming from various
                  sources. Some of it is through existing underwriters writing more professional liability.


Tom Iacopelli:    We've seen growth in our E&O class. It was up 12 percent in the first quarter of this year versus last year. We also started writing employment practices liability last year towards the second half of the year.

                  So this first quarter we have premium. Last year's first quarter we did not have any. We also started to write an excess liability, which contributed to about $1.3 million in the first quarter of this year. Again we did not have any of that last year. We also started to write a program of commercial auto business last year on which we currently have about $1.4 million of gross premium as opposed to zero for last year. The rise in premium is coming from various sources. We're very comfortable with the professional liability writings - they had some very good loss ratios.

                  And these additional programs that we've undertaken in the last half of last year also appear to have some excellent combined ratios.

George Trumbull:  Almost all of this growth is on claims made type of policies.

Bijan Moazami:    So it's not necessarily long tail businesses compared to your composition of the book right now.


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George Trumbull:  No it's not. It's virtually all claims made. The significant part of the growth is from claims made type coverages.

Bijan Moazami:    Okay. One final question if I may. The retention ratios are also obviously going up which is clearly a very good decision concerning the profitability of the book of business.

                  Would that also mean that the volatility of the combined ratio would increase going forward? Are you guys cutting back a little bit on the pro rata you're buying or you're cutting a little bit on the excess you're buying from the re-insurers?

George Trumbull:  No the volatility will - the volatility of earnings will increase over time.

Bijan Moazami:    Right.

George Trumbull:  But our economic model said it was vastly superior to take the increased retention versus pay what the re-insurers wanted for the next layer of coverage.

Bijan Moazami:    Got it. Thank you, sir. It's more like giving up on the excess rather than on the pro rata.

Tom Iacopelli:    Yes, we've increased our retention in our Marine line to $4 million from $2 million. And we performed a very thorough analysis regarding the level of premium that was expected to be charged versus the expected amount of loss that may occur in that layer.


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                  We just looked at the economics of it. And it really made
                  sense over the long run to raise our retention. We feel over the long run it certainly will add to profitability.

Bijan Moazami:    Thank you.

George Trumbull:  You're welcome.

Operator:         Your next question comes from the line of Thomas Kahn with
                  Kahn Brothers.

George Trumbull:  Hi Tom.

Bill Knox:        Good morning.  This is Bill Knox.

George Trumbull:  Bill.  How are you?

Bill Knox:        Good George.  How about you?

George Trumbull:  I'm well, thank you.

Bill Knox:        Quick question for you. You mentioned that legal expenses were up due to the some settlements. Can you give me a little detail on the nature of the claims that were settled?

George Trumbull:  I'll let Paul talk about it.

 Bill Knox:       Sure.


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Paul Hart:        Bill, this is Paul Hart, the General Counsel. The bulk of that other income line was from a settlement that resulted from a contract or a policy dispute with a former insured.

                  They failed to pay their premium. We sued them for it and recovered it. Unfortunately we're under a confidentiality agreement with respect to the settlement we made in that suit so I can't reveal the name of the defendant.

Bill Knox:        That's fine.

Bill Knox:        George, separately can you talk a little bit about the
                  reinsurance receivables. You've done a good job of whittling that down. Can you give me a little more detail on - I know you mentioned that in the Annual Report but can you give me a little update as to the quality behind it and whether there's further improvement to come there?

George Trumbull:  I'll let Tom talk about it now and I'll add something at the end.

Tom Iacopelli:    Hi Bill. This is Tom Iacopelli. We provided some pretty
                  extensive detail on our 10-K regarding the quality of our reinsurance recoverables. I believe there's a statement that we made which says approximately 90% of our recoverables are either with companies that are rated A- or better or where we have security in the form of letters of credit or some offsetting balances, including insurance payables.

                  We feel pretty good about our current reinsurance program. We have a group of quality companies that we've done business with for a number of years. We have some very good business relationships with them.


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                  And overall to the extent that our marine net retention will increase over the long run our marine reinsurance recoverables in all likelihood will decrease.

George Trumbull:  Yes I think the other thing is we got a lot of the low hanging fruit, and it should go down modestly over time. We may get lucky. Tom might get lucky - he might get another commutation that would have a big impact on it. But sans that, it will trend down some over time. But we're not going to see the kind of giant steps we saw in the last couple years.

Bill Knox:        Great thank you.

Operator:         The next question comes from the line of Fatima Baltalvi with
                  Calvert.

Fatima Baltalvi:  Yes.  Hi, good morning.

George Trumbull:  Good morning.

Fatima Baltalvi:  My question is about your combined ratio. Now without this ocean marine loss, what exactly is the combined ratio for the first quarter?

George Trumbull:  It would have been slightly less than 100%.

Fatima Baltalvi:  Okay and going forward, do you see your combined ratio closer to 100% or around the mid-nineties range?

George Trumbull:  Going forward I think the combined ratio should trend down from 100%, optimistically in the mid-nineties.

Fatima Baltalvi:  Okay, thank you.


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Operator:         Again I would like to remind everyone in order to ask a
                  question press star and the number 1 on your telephone keypad.

                  Your next question comes from the line of Ira Zuckerman with Nutmeg. Securities.

Ira Zuckerman:    I'm wondering why with raising $100 million at fixed rate
                  you've decided to take an investment risk rather than take an insurance risk with it. And put it in to short-term bonds and hedge funds.

George Trumbull:  Hi Ira.

George Trumbull:  Thanks for your question. All that money is in hedge funds not in short term bonds.

Ira Zuckerman:    Yes.

George Trumbull:  We're looking for opportunities to put that money to work in specialty insurance lines. We took the opportunity to do the financing when we did because it was very attractive.

                  I think our all in costs is about 6.51 for ten-year money and over time believe we'll find opportunities to put it to work in specialty lines.

Ira Zuckerman:    Yes well then, why not just match duration with the bonds and take the investment risk out rather than taking an investment risk on top of everything else?

William Shaw:     This is Skip Shaw, Ira.


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Ira Zuckerman:    Yes.

William Shaw:     I would argue that by matching duration with say ten year
                  treasuries or corporates has a significantly higher investment risk than the alternative of putting it into a diversified basket of hedge funds.

                  The reason for the timing of the issuance as we've discussed is we had a very strong belief that rates were going to rise - which they have. Had we matched duration with say ten year treasuries we would have suffered about a $7.5 million loss.

Ira Zuckerman:    Yeah but the loss wouldn't have been permanent, would it?

William Shaw:     Sure it would. Because the intention of the funds as George indicated is to redeploy it into insurance activities. And say an opportunity came up today and we wanted to redeploy the funds we'd take the $7.5 million loss.

                  By having placed the funds in a basket of hedge funds which have a positive return - if an opportunity came up today we could easily liquidate the basket of hedge funds and not incur a loss.

Ira Zuckerman:    Good technical point, thank you.

George Trumbull:  Thanks.

Operator:         At this time there are no further questions. I will now turn the call over to George Trumbull for closing remarks.

George Trumbull:  Thanks very much for everybody for calling in. We appreciate your interest and the questions.


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                  As I said earlier, we're quite positive about the growth that we're seeing and about the prospects going forward. We'll look forward to talking with you when we announce second quarter results and we'll look forward to continued good progress.

                  Thanks very much.

Operator:         This concludes today's conference call. You may now
                  disconnect.


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